UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):
March 23, 2012

LRI Holdings, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	333-173579	20-5894571
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3011 Armory Drive, Suite 300
Nashville, Tennessee  37204
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code:
(615) 885-9056

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02             DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRAGEMENTS OF CERTAIN OFFICERS

On March 7, 2012, Stephen R. Anderson, our Senior Vice President of Marketing, Food & Beverage, left the Company to pursue other opportunities.

On March 19, 2012, we entered into a separation and release agreement (“Agreement”) with Mr. Anderson.  Mr. Anderson has the right to revoke the Agreement within seven days of the execution date.  Pursuant to the terms of the Agreement, Mr. Anderson will receive bi-weekly severance payments equal to his base salary in effect at the time of termination for a period of one year along with continued payment of the Company’s contribution towards health benefits.  The Company has agreed to repurchase all shares of common stock held by Mr. Anderson within 30 days of the revocation date for $700,000.  In addition, pursuant to the Agreement, all unvested stock options terminate and Mr. Anderson waived his right to exercise any vested stock options.  The Agreement contains customary confidentiality provisions and a full release of any claims against the Company by Mr. Anderson.  The term of the post-employment non-compete and non-solicitation provisions are one and two years, respectively.

The foregoing description is only a summary and is qualified by reference to the actual Agreement, which will be attached as an exhibit to the Quarterly Report on Form 10-Q for the quarterly period ended April 29, 2012 expected to be filed with the SEC on or about June 11, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LRI Holdings, Inc.
Date: March 23, 2012
	By:	/s/ Amy L. Bertauski
Amy L. Bertauski
Chief Financial Officer and Treasurer
(Duly Authorized Officer)
Date: March 23, 2012
	By:	/s/ Nicole A. Williams
Nicole A. Williams
Vice President - Controller
(Principal Accounting Officer)